Exhibit 107

FILING FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SOPHiA GENETICS SA

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Ordinary shares, par value CHF 0.05 per share, to be issued pursuant to the SOPHiA GENETICS SA 2021 Equity Incentive Plan	15,693,055	$3.04	$47,706,887.2	0.00015310	$7,303.93

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, par value CHF 0.05 per share (“Shares”), of SOPHiA GENETICS SA (the “Registrant”) issuable pursuant to the SOPHiA GENETICS SA 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Shares that become issuable under the 2021 Equity Incentive Plan by reason of any share dividend, share split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant’s Shares as reported on the Nasdaq Global Market on July 7, 2025.

(3)	Rounded up to the nearest penny.